EXHIBIT 23.2

CONSENT OF SIEBERS MOHNEY PLC

We hereby consent to the use in the Registration Statement on Form S-1 of Fremont Michigan Insuracorp, Inc of our legal opinion dated June 15, 2004. We also consent to the use of our name under the heading “Legal Matters” in the prospectus included in such Registration Statement.

/s/    Siebers Mohney PLC

Grand Rapids, Michigan

June 15, 2004